Exhibit 99.1

[PEGA LOGO] 2011 Section 16 Officer/FLT Member Corporate Incentive Compensation Plan (CICP)

Employee Name: <<Fname>> <<Lname>>	Unit: <<Unit>>

General Purpose & Structure

This Section 16 Officer/FLT Member Corporate Incentive Compensation Plan is designed to provide you with the potential for variable pay based on the achievement of annual financial and strategic business objectives of Pegasystems Inc. ("Pega") and your individual performance. Based on your role, you are eligible for a Target Incentive Opportunity, which is calculated as a percentage of your actual, paid base salary for the year. The Target Incentive Opportunity for each Section 16 Officer/FLT member is determined by the Compensation Committee of the Company's Board of Directors and is approved at the beginning of the plan year.

Corporate goals will be established by Pega's senior management and Board of Directors or the Compensation Committee of the Board of Directors (the "Board").

Corporate Goal Performance & Funding

The CICP must first be funded by Pega before any incentive payments are made. Funding of the CICP is based on Pega's attainment of financial and strategic goals (the "Corporate Goals") established by the Board. Performance against financial goals will be weighted at 70% and progress made on strategic goals will be weighted at 30%.

The CICP will be funded at the full target level if Pega attains 100% of its Corporate Goals (referred to as "Target"). Should attainment of Corporate Goals be below Target but above Threshold (which is defined as above 70% of Target), the incentive funding will be at the same actual percentage as performance against Target. Should the level of attainment of the Corporate Goals fall below Threshold, the CICP will not be funded and no incentive compensation will be paid. If the attainment of Corporate Goals is above Target, Pega will fund an enhanced incentive as determined by the Board in its discretion.

Once the Corporate funding level has been determined, the actual incentive payment will be adjusted to reflect the individual's level of contribution to the Company's strategic goals, as determined by the Chief Executive Officer, in his discretion.

Notwithstanding the above, the Chief Executive Officer and/or the Board reserves the right in his or its sole discretion to either increase or decrease the corporate funding and/or individual payout amounts.

EQUITY SELECTION

CICP participants that are covered by the plan for the full calendar year may elect to receive half of their incentive opportunity in restricted stock units (RSUs). If elected by an employee, the equity amount will be equal in value on the date of grant to 50% of his or her Target Incentive Opportunity, calculated from the employee's January 2011 base salary. If base salary is in a currency other than USD, the conversion will be at the exchange rate on the close of the date of the grant. The number of RSUs granted will be determined by dividing 50% of the employee's Target Incentive Opportunity by the fair value of a RSU on the grant date (rounded down to the nearest whole share). If elected, the equity grant will occur during the open trading period following the release of the 2010 financial results (expected to be March 2011) and will vest 100% on the plan payout date of the following year (expected to be March 2012) for all participants. Vesting is conditioned upon Threshold funding of the plan; if Threshold funding does not occur, the equity grant cannot be exercised and will expire. Vesting is also conditioned upon achieving successful individual performance, as evidenced by a current performance evaluation of "Meets-Steady" or higher. Only employees in the US, UK, Canada, Australia, Germany, the Netherlands, Spain, Hong Kong, Singapore, India and Japan are eligible to participate in the equity selection.

For Example: An employee elects to receive 50% of his or her Target Incentive Opportunity of $10,000 in equity. On the grant date in 2011, the fair value of one RSU is $13. That employee would receive a grant for 384 RSUs, which will vest 100% on the plan payout date in 2012.

Target Incentive Opportunity	$10,000
50% Equity Component	$ 5,000
Fair Value per RSU - Grant Date	$13.00
Number of RSUs Granted	384

IMPORTANT: In order to receive a portion of your payment in RSU's, you must agree to the terms of the plan and make your electronic election no later than February 18, 2011. If no election is received by this date, you will default to a 100% cash election.

Pay Out

Cash payout for this plan shall be made on or before March 15th for US employees and March 31st for non-US employees, of the subsequent year.

Pegasystems reserves the right in its sole discretion to either increase or decrease the corporate funding and/or individual payout amounts.

Eligibility

Only active, full time Section 16 Officers/FLT members are potentially eligible for this plan. Those hired after November 1st of the Plan year will need the Chief Executive Officer's approval to participate.

To receive any payments under this plan or to vest in RSUs granted under this plan, an employee must: A) Be actively employed by Pegasystems at the time of pay out, and B) Have provided an electronic acknowledgement within 30 days of receipt of the plan that they have read, understood, agreed to this plan and requirements for participation, and C) Be an employee in good standing, meaning not on a performance plan, probation or suspension.

Legal Provisions

This annual incentive plan supersedes all other incentive plans for the eligible employees and will remain in effect only for the plan year indicated.

This plan is based on the company's current position and goals, as well as market conditions, and is subject to change. Pegasystems reserves the sole right to modify, revoke, suspend, or terminate this plan at any time.

By electronically signing and accepting this plan, you are affirming that you have read and understand the terms of your plan. It also serves as reaffirmation that you agree to abide by Pegasystems' policies, as well as the terms of your Standards Letter (or employment agreement for applicable employees outside of the United States) with Pegasystems including restrictions on competition and solicitation.

In the event of actual termination of employment for any reason prior to the incentive payment date, any incentive that has not yet been paid or vested will be forfeited. The language in this policy is not intended to create, nor is it construed to create a contract of employment with Pegasystems and any of its employees. All employment at Pegasystems is at will, which means the employee or Pegasystems can terminate the employment at any time for any reason or no reason with or without notice (to the extent permitted by law).

Exceptions to this plan may only be made by the CEO, and only if done so in writing.

Incentive Target Percentage:

At target funding, you are eligible for a Target Incentive Opportunity of 0 to <<Plan_TI>>% calculated on actual, paid base salary for the year.

Please print a copy of this 2011 CICP plan document for your records.